Exhibit 10.2
     AMENDMENT NUMBER ONE (the “Amendment”), dated as of July 27, 2009, between SPSS Inc., a Delaware corporation (the “Company”), and Raymond H. Panza (the “Executive”), to the Amended and Restated Employment Agreement (the “Employment Agreement”), dated as of May 1, 2009, between the Company and the Executive.
     WHEREAS the Executive is a key employee of the Company, and is employed by the Company pursuant to the Employment Agreement;
     WHEREAS pursuant to, and subject to the terms and conditions of, the Agreement and Plan of Merger by and among International Business Machines Corporation (the “Parent”), Pipestone Acquisition Corp. and the Company, dated as of the date hereof (the “Merger Agreement”), which the Company is entering into contemporaneously with this Amendment, the Company, as the surviving corporation as a result of the Merger (as defined in the Merger Agreement), will become a wholly owned subsidiary of the Parent;
     WHEREAS in connection with the Merger, the Executive is selling and disposing of all of his ownership and equity interest in the Company, including restricted stock units and vested or unvested stock options with respect to Company stock held by the Executive;
     WHEREAS the Parent has agreed in the context of the Merger Agreement to pay a significant premium on the current market value of the Company, which will result in a direct and substantial benefit to the Executive, in consideration for, among other things, the Executive’s agreement to enter into this Amendment;
     WHEREAS as a result of the Executive’s employment with the Company, the Executive has been given access to various confidential and proprietary trade secret information of the Company (which information is one element accounting for the valuation of the Company, including its goodwill) and will, following the Merger, continue to be given access to such confidential and proprietary trade secret information;
     WHEREAS Section 10(f) of the Employment Agreement contains various restrictive covenants pursuant to which the Executive has agreed, among other things, to refrain, during the period of the Executive’s employment with the Company and for a period of time thereafter, as described therein, from directly or indirectly engaging in activities that are competitive with the business of the Company and its Affiliates (as defined in the Employment Agreement) and from soliciting the Company’s customers and clients;
     WHEREAS the second paragraph of Section 10(f) of the Employment Agreement provides that the provisions of Section 10(f) shall terminate if, among other things, the Executive’s employment is terminated for any reason within twelve months after a transaction such as the Merger;

     WHEREAS, in order to protect the value of the Company following the Merger, and as an inducement to the Parent to enter into the Merger Agreement and pay the purchase price contemplated thereunder, the Company and the Executive wish to amend the Employment Agreement, with continuing effectiveness conditioned upon the occurrence of the Closing, to ensure that (A) the Executive will be required to execute an irrevocable waiver and general release of claims in favor of the Company and its Affiliates as a condition of receiving certain termination payments upon the Executive’s termination of employment by the Company without Good Cause or by the Executive for Good Reason or pursuant to the Special Termination Provision and (B) the provisions of Section 10(f) of the Employment Agreement shall not terminate after the Closing, including as a result of the Executive’s termination of employment at any time and for any reason following the Closing.
     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
     SECTION 1. Amendment to Section 5. The following new Section 5(k) is hereby inserted at the end of Section 5 of the Employment Agreement:
     “Release. The Company shall have no obligation to make any payments described in Section 5(f)(v) or Section 5(h)(ii) unless, on or prior to the fifty-fifth (55th) day following the Date of Termination, the Employee has provided an irrevocable waiver and general release of claims, in the form attached hereto as Annex A, in favor of the Company and its Affiliates, predecessors and successors, and each of their respective directors, officers, employees, shareholders, partners, principals, members, agents or representatives, and such waiver and general release has become effective and irrevocable in accordance with its terms; provided that notwithstanding the last paragraph under Section 5(f) (pursuant to which payments to be made thereunder and under Section 5(h)(ii) would otherwise be payable within fifteen (15) days following the Date of Termination), any payments made pursuant to Section 5(f)(v) and Section 5(h)(ii) shall, subject to the foregoing requirements of this Section 5(k), be paid on the fifty-fifth (55th) day following the Date of Termination.”
     SECTION 2. Amendment to Section 10(f). The second paragraph of Section 10(f) is hereby deleted in its entirety from the Employment Agreement, and the following paragraph is hereby inserted in its place:
     “Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 10(f) shall survive termination of the Employee’s employment with the Company and its Affiliates for any reason, including, without limitation, any termination of the Employee’s employment following a Change of Control.”

     SECTION 3. Governing Law; Construction. This Amendment shall be deemed to be made in the State of Illinois, and the validity, interpretation, construction and performance of this Amendment in all respects shall be governed by the laws of the State of Illinois without regard to its principles of conflicts of law. No provision of this Amendment or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.
     SECTION 4. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not, by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties to the Employment Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Employment Agreement, all of which shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Employment Agreement specifically referred to herein and shall be effective immediately upon its execution by both parties hereto, provided that if the Merger Agreement terminates and the Closing does not occur, this Amendment shall be null and void on the date that the Merger Agreement terminates. Except as set forth in the immediately preceding sentence, on and after the date hereof, any reference to the Employment Agreement shall mean the Employment Agreement as modified hereby.
     SECTION 5. Counterparts. This Amendment may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date first written above.

SPSS INC. by
/s/ Jack Noonan
Name:	Jack Noonan
Title:	Chairman of the Board, Chief Executive Officer and President

EXECUTIVE,
/s/ Raymond H. Panza
Raymond H. Panza

ANNEX A
Release of Claims Form
GENERAL RELEASE
In exchange for the sum of _________($___), I, _________, agree to release and do hereby release International Business Machines Corporation and all of its subsidiaries (including SPSS Inc. (“SPSS”)) and its and their benefits plans (collectively, hereinafter “IBM”), from all claims, demands, actions or liabilities I may have against IBM of whatever kind, including, but not limited to, those which are related to my employment with IBM, the termination of that employment, eligibility for participation in any separation pay plans or to receive any other severance payments, eligibility for participation in the Retirement Bridge Leave of Absence or other or different retirement bridge leaves of absence, or claims for attorneys’ fees. I agree that this Release also releases from liability IBM’s agents, directors, officers, employees, representatives, successors, and assigns (hereinafter “those associated with IBM”). The sum above includes all payments that I am entitled to receive pursuant to Section 5(f)(v) or Section 5(h)(ii), as applicable, of the Amended and Restated Employment Agreement dated May 1, 2009, to which I am a party (the “Employment Agreement”).
I agree that I have voluntarily executed this Release on my own behalf, and also on behalf of any heirs, agents, representatives, successors and assigns that I may have now or in the future. I also agree that this Release covers, but is not limited to, claims arising from the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, and any other federal, state, or local law dealing with discrimination in employment, including, but not limited to, discrimination based on sex, race, national origin, religion, disability, veteran status or age and any claims for my attorneys’ fees. I also agree that this Release includes, but is not limited to, claims based on theories of contract or tort, whether based on common law or otherwise. In addition, I agree to waive any right I have to pursue any claim or grievance through any IBM internal channel including, but not limited to, the IBM Open Door Policy. This Release covers both claims that I know about and those that I may not know about which have accrued by the time I execute this Release. This Release does not prevent me from enforcing my nonforfeitable rights to my accrued benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Security Act of 1974, as amended), as of the date of my retirement from IBM under the IBM TDSP 401(k), which are not released hereby but survive unaffected by this document. This Release is not applicable to (1) my claim for any benefit under any written benefit plan or program maintained by IBM that is accrued and vested as of the date of my termination of employment, (2) any right to indemnification that I may have under applicable corporate law, SPSS’s Articles of Incorporation, or SPSS’s Bylaws, and any claim that I may have under the Indemnification Agreement between SPSS and myself, dated May 21, 2007, (3) any claim that I may have under any director and officer insurance policy maintained by

SPSS, and any claim pursuant to Section 9 of my Employment Agreement that SPSS make special arrangements, if necessary, to continue to provide directors and officers insurance coverage after my date of termination, (4) any claim that I may have under Section 8 (Tax Gross-Up) of my Employment Agreement, (5) any claim to post termination compensation or benefits under Section 5(f) or Section 5(h), as applicable, of my Employment Agreement, or (6) any claim or right that may not be released or waived under applicable law. This Release does not preclude filing a charge or claim with the U.S. Equal Employment Opportunity Commission, provided that I shall not be permitted to accept any personal relief with respect to any such charge or claim.
I acknowledge that I have been advised by IBM to seek legal counsel concerning this matter. I acknowledge and agree that:
1.	The payment hereunder constitutes consideration for this Release, in that it is consideration to which I would not have otherwise been entitled unless I signed this Release.

2.	I have been given the opportunity to take a period of at least forty-five (45) days within which to consider this Release, and I have had an opportunity to consult with an attorney regarding the terms of this Release and the consideration period. I understand that I may choose to waive or not waive the right to take the full 45 days. Therefore, in the event the date of the execution of this Release is less than 45 days from the date I received it, it is a knowing and voluntary waiver of my right to wait the full 45 days before executing it. IBM has placed no pressure on me to execute this Release or return it before the expiration of the 45-day period.

3.	This Release does not waive any claims that I may have which arise after the date I sign this Release.

4.	I have not relied on any representations, promises, or agreements of any kind, whether written or oral, made to me in connection with my voluntary decision to accept the consideration except for what is expressly provided for herein.

5.	I agree to keep confidential both the nature and terms of this agreement.

6.	Federal and state income tax and other applicable payroll taxes will be withheld by IBM from the sum to be paid to me hereunder.

7.	I understand my obligations to IBM under the Agreement Regarding Confidential Information, Intellectual Property, and Other Matters which I signed at the time I began my employment with IBM Corporation, and under the Employment Agreement, and the extent to which those obligations continue after my employment ends.

8.	I agree to return to IBM Corporation within 15 days from the date I execute this Release my IBM badge, my corporate charge card, IBM Thinkpad, Model ___, Serial #___, its accessories, and any other property in my possession belonging to IBM Corporation.

9.	Payment by IBM hereunder is contingent upon my delivery to IBM no later than (insert here the last date Release will be accepted by IBM ) of this Release, properly executed and notarized, containing no modifications to the typewritten text not agreed to in writing by IBM. Payment by IBM hereunder is also contingent upon the expiration of the below described period of revocation without me having exercised that right to revoke. If each of these contingencies is met, payment by IBM would be made on the fifty-fifth day following the date of my termination of employment.
I understand that this Release is not effective or enforceable for seven (7) days after I sign it, and I may revoke it during that time. To revoke, I agree to deliver a written notice of revocation to Mr./Ms. ______, whose address is IBM Corporation, ______. I understand this must be done prior to the conclusion of the seventh day after I sign the Release. I understand that if Mr./Ms. ______ does not receive a written revocation by the end of the seven-day period, this Release will become fully enforceable at that time. I also understand that revocation of this Release does not alter or change the termination of my employment at IBM.
In the event that any part of this Release shall be invalid, illegal or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
I hereby acknowledge that I understand and agree to this General Release.

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